 Exhibit 10.11

NON-DISCLOSURE, NON-SOLICITATION AND NON-COMPETITION AGREEMENT

THIS AGREEMENT made as of the 16th day of November, 2009.

BETWEEN:

CANNASAT THERAPEUTICS INC.

(together with its present and future parent company, affiliates and subsidiaries)

(hereinafter called the “Corporation”)

- and -

ANTHONY GIOVINAZZO

(hereinafter called “Consultant”).

WHEREAS the Corporation is in the business of researching and developing novel pharmaceutical products that target the endocannabinoid system;

AND WHEREAS the Corporation has agreed to retain the services of the Consultant pursuant to the terms of a consultant agreement between the Consultant and the Corporation dated as of the date hereof (the “Consulting Agreement”) and the Consultant has agreed to provide such services;

AND WHEREAS it would be to the detriment of the Corporation if Consultant were to become associated with a competitor of the Corporation, to solicit or accept remuneration from clients of the Corporation, solicit or hire employees of the Corporation or to disclose confidential information of the Corporation;

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

ARTICLE 1 - DISCLOSURE OF CONFIDENTIAL INFORMATION

1.1	Confidential Information is a Valuable Company Asset

The Corporation’s Confidential Information (defined below) is a valuable, special and unique asset of the Corporation’s business, access to and knowledge of which are essential to the performance of Consultant’s duties as a team member at the Corporation. It is vital to the Corporation’s business interests that the confidentiality of all Confidential Information be preserved. Use or reliance on the Confidential Information by or on behalf of any other business or commercial activity in competition with the Corporation could result in irreparable harm to the Corporation.

1.2	Corporation Information

Consultant agrees to hold in strict confidence, and not to use, except for the benefit of the Corporation, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Corporation, any Confidential Information of the Corporation, and such agreement with respect to Confidential Information shall remain in effect both during the term of the Consulting Agreement and at any time thereafter.

1.3	“Confidential Information” Defined

(a)          Consultant understands that “Confidential Information” means any and all information and knowledge regarding the business of the Corporation which Consultant acquires or to which Consultant has access during the term of the Consulting Agreement including, but not limited to, information about the Corporation proprietary methods, methodologies and disciplines, technical data, trade secrets, know-how, research and development information, product plans, products, services, clients, client lists, prospective clients as identified from time to time in the records of the Corporation, client information, employees, employee lists, books and records of the Corporation, corporate relationships, suppliers, markets, computer software, computer software development, inventions, processes, formulas, technology, designs, drawings, technical information, source codes, business plans, and matters of a business nature such as information regarding marketing, recruiting, costs, pricing, finances, financial models and projections, billings or other similar business information.

(b)          Consultant further understands that “Confidential Information” does not mean any information:

(i)	that was known to Consultant prior to receipt from Corporation or its shareholder’s, directors, officers, employees, agents, or advisors (collectively, “Representatives”), as established by written records;

(ii)	that was publicly available prior to receipt from Corporation or its Representatives or later becomes publicly available through no fault of Consultant;

(iii)	that is disclosed to Consultant by a third party that to the knowledge of Consultant after due inquiry has the legal right to disclose the same; or

(iv)	that Consultant is obligated to produce as a result of a court order or other legal requirement, provided that the Corporation has been given notice thereof and a reasonable opportunity, without breaching any legal obligation, to seek a protective order or other appropriate remedy, but Corporation is unsuccessful in preventing disclosure.

(c)          Consultant further agrees that all Confidential Information shall at all times remain the property of the Corporation.

1.4	Former Employer Information

Consultant represents and warrants that the execution of this Agreement and performance of Consultant’s obligations hereunder will not conflict with, result in the breach of any provision of, or the termination of or constitute a default under any agreement with any other person or entity of which Consultant is a party or by which Consultant is bound. Furthermore, Consultant agrees that Consultant will not, during the term of the Consulting Agreement, improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity with which Consultant has an agreement or duty to keep in confidence and that Consultant will not bring onto the premises of the Corporation any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

1.5	Third Party Information

Consultant recognizes that the Corporation has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Corporation’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Consultant’s work for the Corporation.

1.6	Corporation Property

Consultant agrees that all documents, materials, software, or other media, or information of any kind concerning any matters affecting or relating, directly or indirectly, to the Corporation’s business, products or services (collectively, “Media”), whether or not they contain or embody Confidential Information, and all Confidential Information are the exclusive property of the Corporation. Consultant agrees to exercise care in accessing, storing and disposing of Media, particularly when it includes Confidential Information. Immediately upon any termination of the Consulting Agreement or at any time upon the request of the Corporation, Consultant agrees to deliver to the Corporation all Media then in Consultant’s possession or control. If the Media cannot be reasonably delivered, Consultant agrees to provide reasonable evidence that the Media has been destroyed, including but not limited to, purging or erasing any computer files or data records, provided, however that Consultant will not destroy or discard any Media without prior authorization from the Corporation.

1.7	Acknowledgement of Fiduciary Duty

Consultant acknowledges that Consultant is a fiduciary of the Corporation and owes the Corporation a duty to act in the best interests of the Corporation at all times during the term of the Consulting Agreement and for a reasonable period of time following the termination of the Consulting Agreement for any reason. Without limiting any provision, covenant or restriction in this Agreement, Consultant acknowledges that Consultant shall not use or assist in the use of any Confidential Information or Media for Consultant’s personal benefit or the benefit of a third party.

Article 2 - INVENTIONS

2.1	Inventions Retained and Licensed

Consultant has attached hereto as Schedule “A” a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which:

(a)          were made by him on or prior to the date hereof,

(b)          which belong to him, and

(c)          which relate to the Corporation’s current or anticipated business, products or services (collectively referred to as “Prior Inventions”).

The Prior Inventions are not being assigned to the Corporation. If no such list is attached, Consultant represents that there are no such Prior Inventions. If in the course of his consulting arrangement with the Corporation, Consultant incorporates a Prior Invention owned by him or in which Consultant has an interest into a Corporation product, process, client deliverable or machine:

(i)	the Corporation is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use, copy, sublicense and sell such Prior Invention as part of or in connection with such product, process, client deliverable or machine, and

(ii)	Consultant shall not have any right, title or interest in or to such the Corporation product, process, client deliverable or machine.

2.2	Assignment of Inventions

Consultant agrees to promptly make full written disclosure to the Corporation and will hold in trust for the sole right and benefit of the Corporation, and Consultant hereby assigns to the Corporation, or its designee, all Consultant’s right, title and interest in and to any and all Inventions (defined below). Consultant understands and agrees that “Inventions” means any ideas, discoveries, know-how, innovations, writings, works of authorship, drawings, designs, inventions, trade secrets, business plans, developments and improvements, whether or not patentable or registrable under copyright or similar laws, or reduced to practice or writing, which Consultant solely or jointly conceives or develops during the period Consultant is retained by the Corporation or reduces to practice either during the term of the Consulting Agreement or within one year following termination of the Consulting Agreement, and which:

(a)          relate to the Corporation’s current or anticipated business, products or services; or

(b)          are based on any Confidential Information; or

(c)          are developed

(i)	at or using the Corporation’s or a Corporation or client project’s facilities,

(ii)	in conjunction with a Corporation project, or

(iii)	using the Corporation Media or computer or communications systems.

2.3	Waiver of Rights

Consultant waives all moral rights in the Inventions.

2.4	Maintenance of Records

Consultant agrees to keep and maintain adequate and current written records of all Inventions made by Consultant (solely or jointly with others) during the term of the Consulting Agreement. The records will be available to and remain the sole property of the Corporation at all times.

2.5	Patent and Copyright Registrations

Consultant agrees to assist the Corporation, or its designee, at the Corporation’s expense, in every proper way to secure the Corporation’s rights in the Inventions and any copyrights, patents or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Corporation of all pertinent information and data with respect thereto and the execution of all applications, specifications, oaths, assignments and all other instruments which the Corporation shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Corporation, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents or other intellectual property rights relating thereto.

Article 3 - SOLICITATION OF EMPLOYEES

3.1

Consultant recognizes and agrees that the Corporation employees must by the nature of their jobs have access to Confidential Information, that the Corporation invests in its employees by making specialized training available to them and that the Corporation has a legitimate interest in protecting its employee relationships and in maintaining a stable workforce. During the term of the Consulting Agreement and for a period of two years following the termination of the Consulting Agreement, for any reason, Consultant agrees to refrain from and will not, directly or indirectly, as an independent contractor, employee, consultant, agent, partner, joint venturer or otherwise solicit or attempt to solicit or assist another person in the solicitation of employees of the Corporation, either for Consultant’s own business or for any other person or entity.

Article 4- COVENANTS AGAINST SOLICITATION OF CLIENTS

4.1

Consultant agrees that the Corporation has a legitimate interest in protecting its client relationships. During the term of the Consulting Agreement and for a period of one year following the termination of the Consulting Agreement, for any reason, Consultant agrees to refrain from and will not, directly or indirectly, accept business from, solicit, divert or take away, or attempt to accept business from, solicit, divert or take away, the business or patronage of any of the clients of the Corporation which were contacted, solicited, supervised or served by Consultant during the term of the Consulting Agreement or with which Consultant had contact during the term of the Consulting Agreement.

Article 5 - COVENANTS AGAINST EMPLOYMENT WITH OR SERVICES TO CLIENTS OR COMPETITORS

5.1

EMPLOYEE ACKNOWLEDGES AND UNDERSTANDS THAT THIS SECTION MAY AFFECT HIS RIGHT TO ACCEPT EMPLOYMENT WITH, OR TO PROVIDE SERVICES TO, OTHER COMPANIES SUBSEQUENT TO PROVIDING SERVICES TO CORPORATION. Consultant acknowledges and agrees that the Corporation operates its business in a highly competitive environment, that the Corporation’s employees must by the nature of their jobs have access to Confidential Information and that the Corporation invests in its employees by making specialized training available to them.

5.2	Clients

As a material inducement for the Corporation to retain the services of the Consultant, and in order to protect the Corporation’s Confidential Information and goodwill, Consultant agrees that during the term of the Consulting Agreement and for a period of one year after termination of the Consulting Agreement, for any reason, Consultant shall not, directly or indirectly, without the prior written consent of the Corporation, provide services to, accept employment with or seek remuneration from any of the clients or customers of the Corporation or any entity controlled by, controlling or under common control with, any client or customer of the Corporation. For purposes of this Section 5.2, a client or customer of the Corporation shall be defined as any person, firm, partnership, corporation or other entity with or to whom the Corporation, as of the date of termination of the Consulting Agreement or during the year prior to the termination of the Consulting Agreement:

(a)          sold goods or services,

(b)          had submitted a written proposal for a specific requirement, or

(c)          had work in progress.

5.3	Competitors

As a material inducement for the Corporation to retain the services of the Consultant, and in order to protect the Corporation’s Confidential Information and goodwill, Consultant agrees that during the time Consultant is retained by the Corporation and for a period of six months after termination of the Consulting Agreement, for any reason, Consultant shall not, directly or indirectly, without the prior written consent of the Corporation:

(a)          assist with the creation of any Competing Organization (as defined below), or

(b)          within a 150 kilometre radius of any the Corporation office or location where Consultant has performed services for the Corporation, render services as an employee, consultant or otherwise to any Competing Organization.

5.4	“Competing Organization” Defined

For the purposes of this Article 5, a “Competing Organization” means any person or organization which is engaged in or is about to become engaged in a business which is identical or substantially similar to the Corporation’s business. As of the date of this Agreement, Competing Organizations include, but are not limited to, GW Pharmaceuticals, Solvay Pharmaceuticals, Valeant Pharmaceuticals, CeNeRx BioPharma, Reperio Pharmaceuticals, and Insys Therapeutics. Consultant acknowledges and understands that the foregoing list of Competing Organizations may change from time to time and that such list is not exhaustive.

5.5	Modification of Restrictions in Article 3, Article 4 or Article 5 by Court

Consultant acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restrictions imposed upon him pursuant to Article 3, Article 4 and Article 5. Consultant agrees that the restrictions set forth in Article 3, Article 4, and Article 5 are fair and reasonable and are reasonably required for the protection of the interests of the Corporation. However, should a court nonetheless determine at a later date that such restrictions are unreasonable in light of the circumstances as they then exist, then Consultant agrees that Article 3, Article 4 or Article 5 (or any combination of them) shall be construed in such a manner as to impose on Consultant such restrictions as may then be reasonable and sufficient to assure the Corporation of the intended benefits of the Article in question.

5.6	Possible Extension of Time Period

The time period during which Consultant is prohibited from engaging in certain business practices pursuant to Article 3, Article 4 and Article 5 may by order of a court be extended by any length of time during which the Consultant is in breach of such covenants.

5.7	New Terms in the event of Role Change

Consultant agrees that if his function or duties with the Corporation change, then in order for such change to become effective, and in consideration of Consultant’s promotion to such role and the increased exposure to the Corporation confidential information, business know-how and the Corporation’s clients that is attendant upon such promotion, Consultant will sign a new agreement with the Corporation or amendment to this Agreement pursuant to which the obligations contained in Section 5.3 will apply for 12 months after termination of the Consulting Agreement. The foregoing shall not create any right to or expectation of any role change.

Article 6 - GENERAL PROVISIONS

6.1	Governing Law

This Agreement will be governed by the laws of the Province of Ontario.

6.2	Entire Agreement: Approvals or Consents; Modifications

The Agreement sets forth the entire agreement and understanding between the Corporation and Consultant relating to the subject herein and supersedes all prior discussions and agreements with respect hereto. Any subsequent change or changes in Consultant’s duties, role, salary or compensation will not affect the validity or scope of this Agreement. In any instance under this Agreement in which the authorization, consent or approval by the Corporation is required or can be given, such authorization, consent or approval:

(a)          may be given, withheld or conditioned in the Corporation’s sole discretion, and

(b)          to be effective must be in writing and signed by the President or a Director unless specifically provided otherwise in this Agreement.

No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by both parties.

6.3	Severability

If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

6.4	Successors and Assigns

This Agreement will be binding upon Consultant’s heirs, executors, administrators and other legal representatives and will be for the benefit of the Corporation, its successors and assigns.

6.5	Enforcement in Accordance with Law

The parties agree that this Agreement will be enforced in accordance with applicable law.

6.6	Waiver of Breach

The waiver by the Corporation of a breach of any of the provisions of this Agreement by Consultant shall not be construed as a waiver by the Corporation of any subsequent breach by Consultant.

6.7	Equitable Relief

Consultant acknowledges and agrees that a breach of any provision of this Agreement will cause irreparable damage to the Corporation, and that such breach, the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, without the necessity of providing actual damages, and shall be further entitled to an accounting of all earnings, profits or other benefits acquired by Consultant as a result of such breach, and to any other remedy now or hereafter provided at law for such breach.

6.8	Independent Legal Advice

Consultant confirms that he has been afforded an opportunity to obtain independent legal advice regarding the terms of this Agreement. Further, it is confirmed by Consultant that Consultant has entered this Agreement freely, voluntarily and without duress.

SIGNED, SEALED & DELIVERED	)
in the presence of:	)
)
)
/s/ Andrew Williams	)	/s/ Anthony Giovinazzo
Witness	)	Anthony Giovinazzo

CANNASAT THERAPEUTICS INC.

Per:	/s/ Andrew Williams
Authorized Signing Officer

Per:	/s/ Rochelle Stenzler
Authorized Signing Officer

SCHEDULE “A”

PRIOR WORKS OF CONSULTANT

1.)	Sublingual Thin Film strip delivery of Apomorphine. USPTO # S.N. 12/813,820
2.)	Use of Permeation Enhancement in Sublingual Thin Film strip delivery of Apomorphine.